EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS 2014 THIRD QUARTER RESULTS

THE WOODLANDS, TX – November 10, 2014 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the third quarter ended September 30, 2014.  Third quarter results included a net pre-tax charge of $3.5 million, related to three large projects awarded prior to 2012.

Third Quarter 2014 Financial Results Compared to Third Quarter 2013:
•	Revenues increased to $189.3 million compared to $185.9 million;
•	Gross margins were 4.4% of revenues compared to 4.5%;
•	General and administrative expenses as a percentage of revenues were 4.9% compared to 4.4%;
•	Operating loss was $1.6 million compared to operating income of $1.7 million;
•	Net loss attributable to Sterling common stockholders was $3.9 million compared to a net loss of $0.2 million; and,
•	Net loss per diluted share attributable to common stockholders was $0.21 compared to a net loss per diluted share attributable to common stockholders of $0.06.

Third Quarter 2014 Bookings and Backlog Highlights:
•	Bookings during the quarter were $176 million, representing a book-to-bill ratio of 0.93:1;
•	Total backlog at September 30, 2014 was $759 million, up from $727 million at June 30, 2014,
$687 million at December 31, 2013 and $694 million at September 30, 2013;
•	Total backlog at September 30, 2014 excluded $82 million of projects where the Company was the apparent low bidder, but had not yet been awarded the contract; and,
•	We estimate that the average gross margin of our projects in backlog is in the mid-6% range.

Revenues for the third quarter of 2014 increased 1.8% compared to the third quarter of 2013 reflecting an increased number of projects in progress, particularly in our California market.

Gross profit in the current third quarter was $8.4 million and represented a gross margin of 4.4%, on par with the gross profit and gross margin in the 2013 third quarter.  Gross profit in the current third quarter was depressed by downward revisions of gross profit on three problem projects, two in Texas and one in California. Excluding these three projects, gross margin would have been 6.2%.

General and administrative expenses of $9.3 million in the third quarter of 2014 increased compared to $8.2 million in the third quarter of 2013 as a result of slightly higher headcount and employee benefit costs, combined with a one-time decrease in employee benefit costs in the prior year quarter.   As a result, general and administrative expenses also increased as a percent of revenues.

Income tax expense of $546,000 was primarily the result of a reduction of a net tax receivable.

Capital expenditures for the third quarter and YTD 2014 were $6.7 million and $14.4 million, respectively, compared with $4.6 million and $11.3 million, for the respective periods in 2013.  Capital expenditures for 2014 are expected to be slightly higher than 2013 levels of approximately
$15 million.

Financial Position at September 30, 2014:
•	Working capital totaled $53.7 million, including $17.0 million of cash and cash equivalents;
•	The Company had borrowings of $37.1 million on its credit facility and availability of $2.9 million; and,
•	Tangible net worth was $92.1 million.

CEO Remarks
Peter MacKenna, President & Chief Executive Officer of Sterling commented, “Our year-to-date results reflect the significant progress we have made with our turnaround.  In the nine months ended September 30, 2014, our revenues were up 21% year-over-year, and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $16 million compared to an EBITDA loss of $17 million in the first nine months of 2013.  Our improved third quarter performance was obscured by the impact of additional charges associated with the completion of three large projects that depressed our results throughout 2013.  While substantially completed in the second quarter of 2014, during the third quarter we incurred additional unanticipated expenses as we worked to conclude these jobs.  Ultimately, we believe that we are entitled to claims on these projects; however, our first priority is to close them out as quickly as possible with minimal incremental cost.  Our backlog expanded to record high levels as we continue to book attractive construction opportunities in our core markets, such as the CalTrans Route 101 award and the Phoenix Sky Harbor Airport win, both of which we announced during the third quarter.”

Outlook
Mr. MacKenna said, “Looking to the final quarter of 2014, we anticipate strong year-over-year growth in revenues as we execute on the projects in our backlog, and on those jobs we expect to be awarded.  We forecast a recovery in gross margins to levels comparable with those reported for the first half of 2014, representing a substantial increase over 2013 due to the much improved margin profile of our backlog.  We continue to take actions to counteract the effects of spot shortages of commodities, over-stretched sub-contractors and vendors, and heavy competition for craft labor, particularly in our Texas market, which exacerbated the charges in our third quarter.  In addition to craft labor shortages, we are experiencing significant wage inflation in some of our Texas sub-markets.  We expect our general and administrative expenses to remain in the mid-5% of revenue range as we leverage the corporate infrastructure investments we made during 2013.  We forecast capital expenditures for 2014 to be only modestly higher than those in 2013, reflecting our rising bookings and backlog, as our current fleet supplemented by leased assets as needed, provides us with ample capacity to support continued expansion.”

Conference Call
Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 11:00 am ET/10:00 am CT, Monday, November 10, 2014.  Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California, Hawaii, and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Thomas R. Wright, EVP & Chief Financial Officer Brian Manning, P.E. EVP & Chief Development Officer 281-214-0800	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore 212-836-9607 Linda Latman 212-836-9609

 (See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$189,275	$185,935	$518,618	$430,320
Cost of revenues	(180,919)	(177,576)	(489,894)	(437,211)
Gross profit (loss)	8,356	8,359	28,724	(6,891)
General and administrative expenses	(9,326)	(8,176)	(27,316)	(27,273)
Other operating income (expense), net	(603)	1,514	(4)	1,965
Operating income (loss)	(1,573)	1,697	1,404	(32,199)
Gain (loss) on sale of securities	--	(11)	--	472
Interest income	113	335	644	871
Interest expense	(211)	(306)	(766)	(614)
Income (loss) before income taxes and earnings attributable to noncontrolling interests	(1,671)	1,715	1,282	(31,470)
Income tax (expense) benefit	(546)	380	(573)	12,928
Net income (loss)	(2,217)	2,095	709	(18,542)
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(1,718)	(2,284)	(3,238)	(3,250)
Net loss attributable to Sterling common stockholders	$(3,935)	$(189)	$(2,529)	$(21,792)

Net loss per share attributable to Sterling common stockholders:
Basic	$(0.21)	$(0.06)	$(0.14)	$(1.38)
Diluted	$(0.21)	$(0.06)	$(0.14)	$(1.38)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	18,809,401	16,652,074	17,814,332	16,626,118
Diluted	18,809,401	16,652,074	17,814,332	16,626,118

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,000	$1,872
Contracts receivable, including retainage	105,302	77,245
Costs and estimated earnings in excess of billings on uncompleted contracts	31,745	11,684
Inventories	6,618	6,189
Receivables from and equity in construction joint ventures	10,621	6,118
Other current assets	10,153	11,377
Total current assets	181,439	114,485
Property and equipment, net	90,453	93,683
Goodwill	54,820	54,820
Other assets, net	8,356	10,030
Total assets	$335,068	$273,018
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$81,097	$61,599
Billings in excess of costs and estimated earnings on uncompleted contracts	28,521	31,576
Current maturities of long-term debt	964	134
Income taxes payable	1,868	2,035
Accrued compensation	10,985	5,755
Current obligation for noncontrolling owners’ interest in subsidiaries and joint ventures	--	196
Other current liabilities	4,304	4,504
Total current liabilities	127,739	105,799
Long-term liabilities:
Long-term debt, net of current maturities	36,810	8,331
Member’s interest subject to mandatory redemption and undistributed earnings	22,837	23,989
Other long-term liabilities	734	2,105
Total long-term liabilities	60,381	34,425
Commitments and contingencies
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 28,000,000 shares authorized, 18,802,879 and 16,657,754 shares issued	188	167
Additional paid in capital	205,534	190,926
Retained deficit	(64,846)	(62,317)
Accumulated other comprehensive income (loss)	(73)	117
Total Sterling common stockholders’ equity	140,803	128,893
Noncontrolling interests	6,145	3,901
Total equity	146,948	132,794
Total liabilities and equity	$335,068	$273,018

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

This news release includes the measure “EBITDA,” which is deemed a “non-GAAP financial measure” under the rules of the Securities and Exchange Commission, including Regulation G.  This non-GAAP measure is calculated using GAAP amounts in our consolidated financial statements. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP.  Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies.

EBITDA Reconciliation
EBITDA is defined as net loss attributable to Sterling common stockholders, plus income tax expense, minus income tax benefit, plus interest expense, plus depreciation and amortization plus noncontrolling owners’ interests in earnings of subsidiaries and joint ventures. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance.  The following table provides a reconciliation of net loss attributable to Sterling common stockholders to EBITDA for the periods indicated.

	Nine Months Ended September 30,
	2014	2013
Net loss attributable to Sterling common stockholders	$(2,529)	$(21,792)
Income tax expense (benefit)	573	(12,928)
Interest expense	766	614
Depreciation and amortization	13,809	14,020
	12,619	(20,086)
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	3,238	3,250
EBITDA	$15,857	$(16,836)